Exhibit 10.11

SEVERANCE AGREEMENT

BETWEEN

DUQUESNE LIGHT HOLDINGS, INC.

AND

MORGAN K. O’BRIEN

THIS AGREEMENT is by and between Duquesne Light Holdings, Inc., a Pennsylvania corporation (the “Company”) and Morgan K. O’Brien (the “Executive”), and is made effective as of the 23rd of December 2003.

W I T N E S S E T H:

WHEREAS, the Executive is a valuable employee of the Company, an integral part of its management, and a key participant in the decision-making process relative to short-term and long-term planning and policy of the Company; and

WHEREAS, the Company wishes to encourage the Executive to continue his career and services with the Company for the period during and after an actual or threatened Change in Control; and

WHEREAS, the Board of Directors of the Company, at its meeting on October 20, 2003, determined that it would be in the best interests of the Company and its shareholders to assure continuity in the management of the Company’s administration and operations in the event of a Change in Control by entering into this Agreement with the Executive;

NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1. Definitions.

a. “Affiliate” shall mean any parent or Subsidiary of the Company.

b. “Board” shall mean the Board of Directors of the Company.

c. “Cause” shall mean (i) the Executive’s fraud or dishonesty, which, in the good faith opinion of the Company, are harmful to the Company; (ii) the willful and continued failure by Executive to substantially perform his or her duties or obligations (other than such failure resulting from Executive’s incapacity due to illness or leaves of absence approved by the Company) resulting or reasonably likely to result in material harm to the Company provided such failure remains uncured for a period of 10 business days after written notice describing the same is received by Executive; (iii) Executive’s conviction of any felonious crime or offense; or (iv) the unauthorized securing by Executive of any personal profit in connection with the business of the Company or any of its subsidiaries. “Cause” shall be determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board at which the Executive is provided an opportunity to be heard.

d. “Change in Control” shall mean:

(i) any person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act (“Person”)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities;

(ii) a purchase by any Person of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after closing of the offer, such Person will be the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 20% or more of the outstanding voting stock of the Company (calculated as provided in Section (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock), or, if earlier, Board recommendation to shareholders of the Company of approval of the purchase by any Person of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after closing of the offer, such Person would be the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 20% or more of the outstanding voting stock of the Company;

(iii) shareholder approval of a transaction that involves (A) any consolidation, merger, or share exchange (a “Business Combination”) of the Company, other than a Business Combination in which the holders of common stock of the Company immediately prior to the Business Combination directly or indirectly own, in substantially the same proportions, at least 80% of the outstanding voting stock of the continuing or surviving corporation, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company (except to an entity 80% of the outstanding voting stock of which is owned, in substantially the same proportions, directly or indirectly, by the holders of common stock of the Company immediately prior to such transaction), (C) any acquisition of the voting stock of the Company where, after the Business Combination, one Person would own, directly or indirectly, 100% of the outstanding voting stock of the Company

(except where the holders of the Company’s common stock immediately prior to such Business Combination would own, in substantially the same proportions, directly or indirectly, at least 80% of the outstanding stock of the acquiring entity immediately after the Business Combination); or

(iv) replacement of a majority of the members of the Board during any 12-month period by directors whose appointment or election is not endorsed (whether directly or by way of approval of a merger, acquisition or similar agreement) by a majority of the members of the Board prior to the date of the appointment or election.

With respect to Section 1(d)(ii) and 1(d)(iii) hereof, upon public announcement of the Board’s determination that the tender or exchange offer or the transaction that was the subject of shareholder approval will not be closed, a Change in Control shall be deemed not to have occurred from such date forward and this Agreement shall continue in effect as if no Change in Control had occurred, except with respect to any termination of employment requiring payments under Section 3 hereof that occurs prior to such Board determination. If, after determining that an offer or transaction will not be closed, the Board determines that the Company should resume a tender or exchange offer or transaction described in Sections 1(d)(ii) or 1(d)(iii), the public announcement of any such resumption shall be deemed to constitute a Change in Control for purposes of this Agreement if the terms of such offer or transaction are such that they would still constitute a Change in Control.

e. “Compensation” shall mean the sum of (i) the Executive’s annual rate of base salary on the last day the Executive was an employee of the Company (or if higher, the annual rate in effect on the date of the Change in Control) (the “Annual Salary”), and (ii) an annual cash bonus amount determined by multiplying (A) the Executive’s Annual Salary, times (B) the Executive’s annual cash bonus target percentage for the year of termination of employment, times (C) the highest annual cash bonus multiplier used to determine the Executive’s annual cash bonus at any time during the 3 years preceding the year in which the termination of employment occurs (such annual cash bonus, as determined pursuant to this subsection (e), the “Annual Bonus”); provided, however, that any reduction in annual rate of base salary that would constitute a Constructive Discharge hereunder shall be disregarded for purposes of determining the Executive’s Annual Salary.

f. “Competing Business” shall mean any person, corporation or other entity engaged in the following businesses within 150 miles of Company’s headquarters in Pittsburgh, Pennsylvania [and, if necessary, 150 miles from the headquarters of any “buyer”]: (i) the transmission, distribution and sale of electric energy; or (ii) any other business in which the Company or any of its Subsidiaries was engaged, or with respect to which the Company or any of its Subsidiaries had taken substantial steps to engage in, as of the Executive’s date of termination of employment.

g. “Confidential Information” shall mean all information disclosed to Executive or known by Executive as a consequence of or through Executive’s employment, that is not publicly available or generally known in the industry in which the Company and/or an Affiliate is or may become engaged about the Company’s or an Affiliates’ business, products, processes, and services, including, but not limited to, proprietary information and trade secrets of the Company and its Affiliates, and information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods of practices, training and training programs, and the documentation thereof. It will be presumed that information supplied to the Company and its Affiliates from outside sources is Confidential Information unless and until it is designated otherwise.

h. “Constructive Discharge” shall mean any of the following:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s positions with the Company (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any action by the Company that results in diminution in such positions, authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company within the time period set forth in this Section 1(h); provided, that, for purposes of this Section 1(h)(i), the Executive occupying the same position or title, but with a company whose voting securities are not publicly held and that is not the ultimate parent company of surviving entity in a transaction involving the Company, shall constitute Constructive Discharge;

(ii) any material failure by the Company to comply with any of the provisions of this Agreement;

(iii) the Company requiring the Executive to be based at any office or location more than 35 miles from the location at which he performed services immediately prior to the occurrence of the Change in Control;

(iv) a reduction in the Executive’s rate of base pay or bonus opportunity (except if such reduction is a part of a reduction for all executive officers of the Company or a Subsidiary);

(v) a material reduction in the benefits under the Long-Term Incentive Plan the Executive has an opportunity to receive at the date hereof;

(vi) a material reduction in the combined annual benefit accrual rate under the SERP and/or the Company’s qualified defined benefit pension plans from the annual benefit accrual rate in effect at the date hereof;

(vii) a material reduction in the long-term disability and life insurance coverage provided to the Executive at the date hereof; or

(viii) failure of a successor or assign to assume and agree to perform this Agreement pursuant to Section 12 hereof.

No event described hereunder with respect to a reduction in any benefits provided by the Company shall constitute a Constructive Discharge if such reduction results from any change in legal requirements, and the Company is not able, at commercially reasonable cost, to replace such lost or reduced benefits with other benefits that are substantially equivalent thereto. No such event described hereunder shall constitute Constructive Discharge unless the Executive has given written notice to the Company specifying the event relied upon for such termination within one hundred eighty (180) days after the occurrence of such event (or, if earlier, prior to the end of the Coverage Period) and the Company has not remedied such within 30 days of receipt of such notice.

The Company and Executive, upon mutual written agreement, may agree that an event that would otherwise constitute a Constructive Discharge under any of the foregoing provisions shall not constitute a Constructive Discharge.

i. “Coverage Period” shall begin on the date on which a Change in Control occurs and end on the earlier of (i) the date on which public announcement is made by the Company of its intention to abandon a Change in Control transaction, or (ii) the date 24 full calendar months following the date on which a Change in Control occurs; provided, however, that if the Change in Control is based on a tender or exchange offer or shareholder approval pursuant to Sections 1(d)(ii) or 1(d)(iii), and the transaction is not abandoned, the last day of the Coverage Period shall be the date that is 24 full calendar months following the date of the consummation of the tender or exchange offer or the transaction that was the subject of shareholder approval, as the case may be.

j. “Disability” shall mean an injury or illness that permanently prevents the Executive from performing services for the Company and that qualifies the Executive for payments under the Company’s long-term disability plan.

k. “Invention” shall mean discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, apparatus, processes, methods, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective activities of the Company and its Affiliates.

l. “SERP” shall mean the Pension Service Supplement Plan for DQE, Inc. and Affiliates or other similar special pension benefit arrangements.

m. “Subsidiary” or “Subsidiaries” shall mean with respect to the Company, any corporation, partnership, limited liability company or other entity of which (i) if a corporation fifty (50) percent or more of the total voting power of shares of stock entitled

(without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by the Company, one or more of the Subsidiaries of the Company or a combination thereof, or (ii) if a partnership, limited liability company or other entity, fifty (50) percent or more of the partnership, membership or other similar equity ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company, one or more of the other Subsidiaries of the Company or a combination thereof. For purposes hereof, the Company and its Subsidiaries will be deemed to have fifty (50) percent or more ownership interest in a partnership, limited liability company or business entity if the Company and its Subsidiaries are allocated fifty (50) percent or more of partnership, limited liability company or other entity gains or losses or control the general partner, managing member or similar managing body of such partnership, limited liability company or other entity.

n. “Works” shall mean, to the extent created by Executive in the course of or as a result of Executive’s employment by the Company, all material and information fixed in a tangible medium of expression, including, but not limited to, notes, drawings, memoranda, correspondence, documents, records, notebooks, flow charts, computer programs and source and object codes.

2. Term.

This Agreement shall be effective as of the date first above written and shall continue thereafter through December 31, 2008, and until 24 full calendar months following the date of occurrence of a Change in Control (if such Change of Control event occurs on or before December 31, 2008) or, if the Change in Control event is based on a tender or exchange offer pursuant to Section 1(d)(ii) or shareholder approval pursuant to Section 1(d)(iii), 24 full calendar months following the date of the closing of the tender or exchange offer or the transaction that was the subject of shareholder approval (if such Change of Control event occurs on or before December 31, 2008); provided, however, Section 10 shall continue in effect beyond the term of this Agreement and beyond the Executive’s termination of employment with the Company; provided, further, that this Agreement shall in no event terminate prior to satisfaction of all of the Company’s or a successor’s obligations in connection with a termination of the Executive’s employment occurring within the Coverage Period.

3. Severance Benefit.

a. If, any time during the Coverage Period, the Executive’s employment is terminated by the Company for any reason other than Cause, death or Disability or the Executive’s employment is terminated by the Executive because of a Constructive Discharge, then,

(i) no later than the earlier of (A) five business days after such termination or (B) immediately prior to the date of the consummation of a transaction that constitutes a Change in Control if it is determined prior to such date that the Executive’s employment will be terminated by the Company for a reason other than Cause, death or Disability or that the Executive will have experienced a Constructive Discharge and the effective date of the termination of the Executive’s employment will be on or before the consummation of a transaction that constitutes a Change in Control, the Company shall pay to the Executive (or, if the Executive dies after termination of employment but before receiving all payments to which he has become entitled hereunder, to the estate of the Executive)

(A) a lump sum of cash payment of accrued but unpaid salary and accrued but unused vacation;

(B) a lump sum cash payment of a prorated portion of the Executive’s Annual Bonus determined by calculating the product of (1) the amount of the Executive’s Annual Bonus, and (2) a fraction, the numerator of which is the number of days worked in the year in which the termination of employment occurs and the denominator of which is 365;

(C) a lump sum cash amount equal to three times the Executive’s Compensation;

(D) a lump sum cash amount (determined by the Board in accordance with Exhibit A hereof) equal to the value of the stock options, restricted stock and/or other equity-based awards that, in the ordinary course of business consistent with past practice, would have become vested and exercisable or with respect to which restrictions would have lapsed, as the case may be, during the 24-month period immediately following termination of the Executive’s employment (excluding for this purpose any options, restricted stock or other equity-based awards that become vested and exercisable because of the transaction that constituted the Change in Control); and

(E) a lump sum cash amount (determined by the Board in accordance with Exhibit B hereof) equal to (1) the present value of the benefits (calculated assuming the Executive would begin receiving benefits at the end of the three-year period following termination of employment, based on the actuarial assumptions used for purposes of the Company’s qualified defined benefit plans, and, for purposes of determining the present value of such benefits, using the 30-year treasury rate as of November of the prior year and the applicable mortality table as defined in Section 417(e) of the Internal Revenue Code of 1986, as amended, (the “Code”)) that would have been paid under the Company’s qualified defined benefit retirement plans in place and operational on the date of termination and the SERP (with any actual and assumed payments hereunder with respect to the qualified defined benefit retirement plans being considered for purposes of determining the amount payable with respect to the SERP under this sentence) as if, for vesting and benefit accrual purposes, the Executive (x) had continued to be employed and participated in such plans for the three-year period following employment termination (with bonus years also credited with respect to such additional years of service, provided that in no event shall the aggregate of all years of service exceed 35), and (y) had continued to receive compensation for three additional years following termination of employment at a rate equal to the Executive’s Compensation, less (2) the payments that are actually made (or which would have been made if the Executive were eligible to begin receiving benefits at the time of employment termination) under the Company’s qualified defined benefit retirement plans and the SERP, it being understood by all parties hereto that payments made under this Agreement and the deemed three-year period shall not be considered for purposes of determining the actual benefits payable under the terms of the qualified defined benefit plans and the SERP and shall not be part of the relevant payroll records for purposes of the Company’s qualified retirement plan and the SERP; and

(ii) in addition, for the period commencing with the month in which termination of employment occurs and ending 36 months thereafter, (A) the Executive shall be entitled to continuation of AYCO financial services (or similar financial services), and (B) the Executive and, as applicable, the Executive’s covered dependents, shall be entitled to life, health, hospitalization and long-term disability coverage, as maintained from time to time by the Company, and in each case as provided immediately prior to the termination of the Executive’s employment by the Company to its employees generally or to the Executive on an individual or group basis whether maintained pursuant to a plan, policy or other arrangement (written or unwritten), as if the Executive were still employed during such period, at the same level of benefits and at the same dollar cost to the Executive as is available generally to employees of the Company at a comparable level; provided, however, that if the Executive is eligible for retiree medical benefits upon termination of employment, the Executive may elect during such 36-month period to receive retiree medical benefits under the Company’s retiree medical plan, policy or other arrangement (written or unwritten) pursuant to the terms of such plan, policy or other arrangement, and any such retiree medical benefits shall be provided in lieu of the corresponding benefits provided pursuant to subsection 3(a)(ii)(B). If the Company reasonably determines that the coverage required under subsection 3(a)(ii)(B) (not including retiree medical benefits) would cause a welfare plan sponsored by the Company to violate any provision of the Code prohibiting discrimination in favor of highly compensated employees or key employees, or if any benefits described in subsection 3(a)(ii)(B) (not including retiree medical benefits) cannot be provided (or the Company determines that it does not wish to provide such benefits) pursuant to the appropriate plan or program maintained for employees of the Company, the Company shall provide such benefits outside such plan or program at no additional cost (including, without limitation, tax costs) to the Executive or, as determined by the Company in its sole discretion, the Company will pay to the Executive the cash equivalent thereof. The benefits provided in accordance with this Section 3(a)(ii) shall be secondary to any comparable benefits provided by another employer.

b. In the event of the Executive’s death during the Coverage Period, this Agreement shall terminate and the Company’s only obligation under this Agreement shall be to pay the Executive’s estate or legal representative the Executive’s annual base salary provided herein to the extent earned by the Executive prior to the Executive’s death. The Company may, in its sole discretion, pay the estate or legal representative a bonus that the Executive earned prior to his death. The Company shall have no further obligations under this Agreement. Nothing contained herein shall affect the Company’s obligation(s) to provide death benefits under any plan, policy, or arrangement other than this Agreement.

c. In the event of the termination of the Executive’s employment during the Coverage Period due to the Executive’s Disability, the Company’s only obligation under the Agreement shall be to pay to the Executive or his personal representative the Executive’s annual base salary to the extent earned by the Executive prior to the termination of employment and a prorated portion of the Executive’s Annual Bonus determined by calculating the product of (1) the amount of the Executive’s Annual Bonus for the year in which such termination of employment occurs, and (2) a fraction, the numerator of which is the number of days worked in the year in which the termination of employment occurs and the denominator of which is 365. The Company shall have no further obligations under this Agreement. Nothing contained herein shall affect the Company’s obligation(s) to provide disability benefits to the Executive under any plan, policy, or arrangement other than this Agreement.

d. In the event that the Company terminates the Executive’s employment for Cause or the Executive terminates his employment without experiencing a Constructive Discharge, the Company shall only be obligated to pay to the Executive the Executive’s annual base salary to the extent earned by the Executive prior to the termination of employment and any earned Annual Bonus for the prior fiscal year to the extent same has not previously been paid to Executive. The Company shall have no further obligations under this Agreement.

e. (i) If Independent Tax Counsel shall determine that the aggregate payments and benefits provided or to be provided to the Executive pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Executive from the Company or any of its Affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Code (or any successor provision thereof) (“Parachute Payments”) which would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Parachute Payments provided under this Agreement shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax; provided, however, that the Executive’s agreement to, and compliance with, the provisions of Section 10 hereof shall constitute personal services to be rendered on or after the date of a change in ownership or control (as those terms are used in treasury regulations promulgated under Code Section 280G) by the Executive for purposes of determining whether or not an Excise Tax will be incurred, and the amount of the payments and benefits under this Agreement that are treated as reasonable compensation for such services shall in no event be deemed to be less than the sum of (A) Compensation, and (B) one-third of the amount determined under Section 3(a)(i)(D) hereof. The determination required to be made pursuant to the preceding sentence shall be made by the Independent Tax Counsel at or within a reasonable period prior to the time when payments are first made to the Executive pursuant to Section 3(a)(i) hereof. Unless the Executive gives prior written notice specifying a different order to the Company to effectuate the limitations described above, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating other Parachute Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time form the employment termination date. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement of agreement governing your rights and entitlements to any benefits or compensation. For purposes of this Section 3(e), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be reasonably acceptable to the Executive, and whose fees and disbursements shall be paid by the Company.

(ii) If at any time after the application of Section 3e(i) it is determined by the IRS or otherwise that the Executive would still be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount determined by Independent Tax Counsel such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the payments and benefits.

(iii) The Company shall, or shall require Independent Tax Counsel to, furnish to the Executive written supporting calculations (including an explanation of assumptions and positions taken with respect to such calculations) and a written opinion that the Executive may rely upon when preparing his Federal income tax return.

(iv) The Executive shall notify the Company in writing within 15 days of any claim by the Internal Revenue Service that, if successful, would require the payment by the Executive of an Excise Tax. If the Company notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall:

(A) give the Company any information reasonably requested by the Company relating to such claim,

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C) cooperate with the Company in good faith in order to effectively contest such claim, and

(D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance.

f. In the event of any termination of the Executive’s employment described in Sections 3(a) through 3(d), the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment; provided, however, that to the extent the Executive receives medical and health benefits from a subsequent employer, medical and health benefits under Section 3(a)(ii) shall be secondary to those received from the subsequent employer.

g. It is intended that the payments and benefits provided under this Agreement are in lieu of, and not in addition to, termination or severance payments and benefits provided under the Company’s other termination or severance plans or agreements (“Other Termination Benefits”). Other Termination Benefits the Executive receives, or is entitled to receive in the future, shall reduce payments and benefits provided hereunder unless, either the payments and benefits hereunder or the Other Termination Benefits are waived by the Executive.

h. Notwithstanding any provision herein to the contrary, the Company shall not have any obligation to pay any amount or provide any benefit, as the case may be, under this Agreement, unless and until (i) the Executive executes (A) a release of the

Company, its Affiliates and related parties, in such form as the Company may reasonably request, of all claims against the Company, its Affiliates and related parties relating to the Executive’s employment and termination thereof and (B) an agreement to continue to comply with, and be bound by, the provisions of Section 10 hereof, and (ii) the expiration of any applicable waiting or revocation periods related to such release and agreement.

i. In no event shall a termination of the Executive’s employment that occurs before or after the Coverage Period, whether by the Company or by the Executive, entitle the Executive to any benefits or payments under this Agreement.

4. Source of Payments.

The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company such right shall be no greater than the right of an unsecured creditor of the Company.

5. Litigation Expenses: Arbitration.

a. Full Settlement, Litigation Expenses; Arbitration. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Company agrees to pay, upon written demand therefor by the Executive, all legal fees and expenses the Executive reasonably incurs as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement, plus in each case, interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. The Executive agrees to repay to the Company any such fees and expenses paid or advanced by the Company if and to the extent that the Company or such others obtains a judgment or determination that the Executive’s claim was frivolous or was without merit from the arbitrator or a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise. Notwithstanding any provision hereof or any other agreement, the Company may offset any other obligation it has to the Executive by the amount of such repayment. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his sole discretion. The obligation of the Company and the Executive under this Section 5 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

b. Except for disputes involving the provisions of, or matters addressed in, Section 10 hereof, in the event of any dispute or difference between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder that cannot be promptly resolved by the parties shall be submitted to and settled exclusively by arbitration in accordance with the provisions of this subparagraph. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after either party has notified the other party of such party’s desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the “AAA”) in Pittsburgh, Pennsylvania, upon the application of either party. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. The judgment of the arbitrator or arbitrators may be filed as a judgment in any court of competent jurisdiction, and execution of the determination by such arbitrator(s) may be sought in any court of competent jurisdiction. The arbitrator(s) shall not be bound by judicial formalities and may abstain from following the strict rules of evidence. Unless otherwise agreed by the parties, any such arbitration shall take place in Pittsburgh, Pennsylvania, and shall be conducted in accordance with the Rules of the AAA. The Executive’s expenses for such proceeding shall be paid, or repaid to the Company, as the case may be, as provided in Section (a) of this Section 5.

6. Tax Withholding.

The Company may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

7. Entire Understanding.

Upon the commencement of the Coverage Period, this Agreement shall supersede any severance or termination agreements, plans or policies and any non-competition and confidentiality agreements, plans or policies entered into prior to the date first set forth above by and between the Company and the Executive or otherwise applicable to the Executive with respect to the subject matter hereof, including, but not by way of limitation, the Executive’s employment agreement dated September 14, 2001. Such existing agreements, plans or policies shall remain in full force and effect and shall not be affected hereby if Executive’s employment should terminate prior to the commencement of the Coverage Period.

8. Severability.

If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

9. Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

a. to the Company:

Duquesne Light Holdings, Inc.

411 Seventh Avenue

Pittsburgh, Pennsylvania 15219

Attention: Chief Legal Officer

b. to the Executive:

Morgan K. O’Brien

4455 East Lawnview Avenue

Pittsburgh, Pennsylvania 15227

or to such other address as either party shall have previously specified in writing to the other.

10. Confidentiality, Inventions, Works, Non-compete, Non-solicitation, etc.

The Executive acknowledges that the severance benefits provided hereunder are substantial and are good and adequate consideration for the purposes of the covenants, promises and agreements of this Section 10 and all other provisions of this Agreement.

a. The Executive acknowledges that all Confidential Information shall at all times remain the property of the Company and its Affiliates. The Executive will safeguard and maintain on the premises of the Company, to the extent possible in the performance of the Executive’s work for the Company or an Affiliate, all documents and things that contain or embody Confidential Information. Except as required as part of the Executive’s duties to the Company or as may otherwise be required by law or legal process, the Executive will not, during his employment by the Company, or thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information without having first obtained written permission from the Company to do so.

b. (i) All Inventions made or conceived by the Executive, either solely or jointly with others, (A) during the Executive’s employment by the Company and (B) within one (1) year after termination of such employment, whether or not such Inventions are made or conceived during the hours of the Executive’s employment or with the use of the Company’s or Affiliates’ facilities, materials, or personnel, will be the property of the Company or its nominees.

(ii) The Executive will, without royalty or any additional consideration:

(A) inform the Company promptly and fully of such Inventions by written report, setting forth in detail a description, the operation and the results achieved;

(B) assign to the Company all the Executive’s right, title, and interest in and to such Inventions, any applications for Untied States and foreign Letters Patent, any continuations, divisions, continuations-in-part, reissues, extensions or additions thereof filed for upon such Inventions and any United States and foreign Letters Patent;

(C) assist the Company or its nominees, at the expense of the Company, to obtain, maintain and enforce such United States and foreign Letters Patent for such Inventions as the Company may elect; and

(D) execute, acknowledge, and deliver to the Company at its expense such written documents and instruments, and do such other acts, such as giving testimony in support of the Executive’s inventorship and invention, as may be necessary in the opinion of the Company to obtain, maintain or enforce the United States and foreign Letters Patent upon such Inventions and to vest the entire right and title thereto in the Company and to confirm the complete ownership by the Company of such inventions.

c. All Works created by the Executive during his employment by the Company will be and remain exclusively the property of the Company. Each such Work is a “work for hire” and the Company may file applications to register copyright as author thereof. The Executive will take whatever steps and do whatever acts the Company reasonably requests, including, but not limited to, placement of the Company’s proper copyright notice on such Works to secure or aid in securing copyright protection and will assist the Company or its nominees in filing applications to register claims of copyright in such works. The Executive will not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works of the Company without the written permission from the Company.

d. The Executive covenants and agrees that during the period of the Executive’s employment by the Company or an Affiliate and for a period of one (1) year following the termination of the Executive’s employment for any reason, including, without limitation, termination by the Company for Cause or without Cause or by the Executive with or without a Constructive Discharge, the Executive shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise alone or in association with any other person, corporation or other entity, in any Competing Business; provided, however, that the Executive shall have the right to accept employment with a Competing Business whose business is diversified (the “Diversified Business”), if the employment is with a part of the Diversified Business which is not a Competing Business and if, prior to accepting such employment, the Executive furnishes written assurances reasonably satisfactory to the Company from the Diversified Business and from the Executive that the Executive will not render services directly or indirectly in connection with any Competing Business. The Executive recognizes that the Company and its Affiliates conduct or intend to conduct business within the geographic area set forth herein, and therefore, the Executive agrees that this restriction is reasonable and necessary to protect the Company’s and its Affiliates’ business.

e. The Executive agrees that for a period of two (2) years following the termination of the Executive’s employment with the Company for any reason, voluntary or involuntary, including, without limitation, termination by the Company for Cause or without Cause or by the Executive with or without a Constructive Discharge, the Executive shall not, directly or indirectly, solicit the business of, or do business with, any customer, supplier, or prospective customer or supplier of the Company or an Affiliate of the Company with whom the Executive had direct or indirect contact or about whom the Executive may have acquired any knowledge while employed by the Company.

f. The Executive agrees that, during the Executive’s employment with the Company and for a period of two (2) years following termination of the Executive’s employment with the Company for any reason, voluntary or involuntary, including, without limitation, termination by the Company for Cause or without Cause or by the Executive with or without a Constructive Discharge, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company or an Affiliate of the Company to leave the Company or an Affiliate for any reason whatsoever, or hire or solicit the services of any employee of the Company or an Affiliate.

g. The Executive understands and agrees that any violation of this Agreement shall be deemed material to continuing employment and could result in disciplinary action up to and including termination. The Executive acknowledges that the legal remedy available to the Company and its Affiliates for any breach of covenants on the part of the Executive may be inadequate, and, therefore, in the event of any threatened or actual breach of this Agreement, the Company or an Affiliate shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in a court with appropriate jurisdiction. The existence of any claim or cause of action by the Executive or other against the Company or an Affiliate, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company or an Affiliate of this Agreement. Unless otherwise agreed to in writing by the parties, Section 5(b) of this Agreement shall not apply or otherwise limit the parties’ rights with respect to any cause of action (or portion of any cause of action) involving the provisions or subject matter of this Section 10.

h. Termination of the Executive’s employment for any reason, voluntary or involuntary, including, without limitation, termination by the Company for Cause or without Cause or by the Executive with or without a Constructive Discharge, shall not impair or relieve the Executive of any of the Executive’s obligations hereunder. Upon termination of the Executive’s employment, for whatever reason, or upon request by the Company, the Executive will deliver to the Company the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence, documents, records, notebooks, computer disks and computer tapes and other repositories of Confidential Information and inventions then in the Executive’s possession or under Executive’s control, whether prepared by the Executive or by others. Upon termination of the Executive’s employment, for whatever reason, or upon request by the Company, the Executive will deliver to the Company the originals and all copies of Works then in the Executive’s possession or under the Executive’s control.

11. No Attachment.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

12. Binding Agreement.

This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, the term “Company” shall mean the Company as previously defined and any successor that assumes and agrees (or is otherwise required) to perform the Agreement.

13. Modification and Waiver.

This Agreement may not be terminated, modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14. Headings of No Effect.

The Section headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning of interpretation of any of the provisions of this Agreement.

15. Revocation, Executive Acknowledgments, and Effective Date.

The Executive shall have seven (7) calendar days after signing the Agreement to revoke it. Such revocation shall be in writing to the Company at the address set forth in Section 9. The Executive acknowledges that he has read and understands the provisions of this Agreement. The Executive further acknowledges that he has been given an opportunity for his legal counsel to review this Agreement (or is given the opportunity to do so prior to the end of the revocation period hereunder) and that the provisions of this Agreement are reasonable and that he has received a copy of this Agreement.

16. Not Compensation for Other Plans.

It is understood by all parties hereto that amounts paid and benefits provided hereunder are not to be considered compensation, earnings or wages for purposes of any employee benefit plan of the Company or its Affiliates, including, but not limited to, the SERP and the Company’s qualified retirement plans.

17. Governing Law

This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Company through its officers duly authorized, and the Executive both intending to be legally bound have duly executed and delivered this Agreement, to be effective as of the date first set forth above.

DUQUESNE LIGHT HOLDINGS, INC.

Date: December 23, 2003	By:	/s/ Maureen L. Hogel

EXECUTIVE

Date: December 23, 2003	/s/ Morgan K. O’Brien
Morgan K. O’Brien

Schedule to Exhibit 10.11

Substantially identical Severance Agreements were entered into with the following executive officers on the following dates:

Name	Title	Date
Joseph G. Belechak	Senior VP and Chief Operations Officer	12/23/03
Maureen L. Hogel	Senior VP and Chief Legal & Admin. Officer	12/10/03
Stevan R. Schott	Senior VP and Chief Financial Officer	12/23/03
James E. Wilson	Senior VP and Chief Strategic Officer	12/18/03